EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-75854 and 333-48316) pertaining to 1999 Stock Option Plan and 1999 Performance Equity Plan of IVAX Diagnostics, Inc., of our report dated February 11, 2005, with respect to the consolidated financial statements of IVAX Diagnostics, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Certified Public Accountants

Miami, Florida

March 28, 2005